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Exhibit 23.2

Consent of Independent Auditors

        We consent to the use of our report dated June 24, 2013, with respect to the combined balance sheets of Gavilon Energy (The Energy Business Units of Gavilon, LLC) as of December 31, 2012 and 2011, and the related combined statements of operations, comprehensive income (loss), equity and cash flows for each of the years in the three-year period ended December 31, 2012, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Omaha, Nebraska
November 7, 2016

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  Exhibit 23.2
Consent of Independent Auditors